Exhibit 99.2
THE BEARD COMPANY	News Release
Enterprise Plaza, Suite 320
Oklahoma City, Oklahoma 73112	Herb Mee, Jr., President
(405) 842-2333 OTCB13: BRCO

THE BEARD COMPANY

REPORTS CONVERSION OF 2010 NOTES FOR IMMEDIATE RELEASE: Tuesday, August 26, 2008

Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today reported that on August 25, 2008 it notified the holders of its outstanding $2,205,300 of 12% Convertible Subordinated Notes due February 15, 2010 that they must convert their notes by September 25, 2008.

The Notes had a Conversion Price of $1.00 per share. Accordingly, holders of the Notes will receive 2,205,300 shares of the Company's common stock which closed in trading on the OTC Bulletin Board yesterday at $2.30 per share. At the conclusion of the conversion, our total outstanding common shares will increase to 9,374,869.

Herb Mee, Jr., President, stated: “The Forced Conversion of these Notes is a major development in the turnaround currently underway by the Company. This conversion, coupled with the conversion of the $558,300 of 2008 Notes announced yesterday, will add $2,764,000 to our equity following the two conversions. Like yesterday’s conversion, we will not be expending any cash to retire the 2010 Notes. As a result of the two conversions our future debt service has been drastically reduced. Conversion of the 2010 Notes alone will reduce our annual interest expense by more than $264,000. Our 2010 Note holders should be pleased since the shares they will receive are worth more than twice what they paid for them. Moreover, the shares are in a substantially stronger company due to the improvement that will be reflected in our September 30 balance sheet and financial ratios.”

Our common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Our operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, oil and gas production, and our e-commerce activities aimed at developing business opportunities to leverage starpay™’s intellectual property portfolio of Internet payment methods and security technologies.

Fax Number (405) 842-9901	Email: hmee@beardco.com